Exhibit 10.5

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY “[***]”) HAVE BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SERVICES AGREEMENT: GAMES

This Agreement is entered into between:

(1)	GAMES GLOBAL OPERATIONS LIMITED, a company incorporated under the laws of the Isle of Man under company number 019141V with its registered address at 55 Athol Street, Douglas, Isle of Man, IM1 1LA (“Games Global”); and

(2)	APRICOT INVESTMENTS LIMITED, a company incorporated under the laws of the Isle of Man under company number 095312C with its registered address at [***] (“Apricot”).

Each a “Party” and together the “Parties”.

Recitals

A.	Games Global owns or has rights in the Games and wishes to provide Access Services to Apricot to allow the Games to be played by End Users via the internet on the terms and conditions of this Agreement.

It is agreed as follows:

1.	Interpretation

In this Agreement the following words and phrases shall have the following meanings:

1.1	“Access Services” means a connecting facility which is operable through an Operator’s website, and which enables End Users to make Inputs.

1.2	“Agreement” means this services agreement and the schedule attached thereto.

1.3	“Applicable Laws” means all applicable laws, regulations, rules, codes and official or regulatory guidance, including but not limited to applicable codes, regulations, licence conditions and standards of any Competent Authority in force from time to time and any applicable data protection legislation in each case as amended, varied or replaced from time to time, that are binding upon the relevant Party, or any of its activities under this Agreement.

1.4	“Branded Games” means Games Global’s software-based, digitally controlled games of chance or games of skill which Games Global may from time to time make available to Apricot which have a theme or content incorporating or depicting a third party brand which has been provided to Games Global by a third party under licence and approval from the brand licensor (“Brand Licensor”) and which have been developed by or for Games Global with approval from the relevant Brand Licensor, including any changes, amendments, upgrades or new versions of such games.

1.5	“Business Day” means a day other than a Saturday, Sunday or public holiday in England when banks are open for business.

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1.6	“Competent Authority” means any governmental, judicial or regulatory authority having jurisdiction over the relevant Party or any of its activities.

1.7	“Confidential Information” means all information disclosed or exposed to one Party (or its Representatives) by the other Party (or its Representatives) pursuant to this Agreement, of whatever nature and however recorded or preserved, but especially including: (i) information about software design characteristics, pricing and marketing information, software (whether source or object code); (ii) the existence and the terms of this Agreement and all negotiations relating to it; (iii) valuable technical knowledge and experience, data and other information of a secret and confidential nature relating to a Party’s business; (iv) technical knowledge and experience, business know how, source codes, data diagrams, database designs, processes, improvements, research and development, marketing plans, data, test results, inventions, trade secrets, techniques, business and product strategies (actual or planned); except only to the extent that such information: (a) is already in the public domain at the time of disclosure or enters the public domain otherwise than by a breach of this Agreement; or (b) was lawfully in the receiving Party’s possession prior to disclosure by the other Party; or (c) has been subsequently received by a Party from a third party without obligations of confidentiality attached thereto; or (d) has been independently developed by the receiving Party, and in doing so was not in breach of this Agreement or any non-disclosure agreement between the Parties, or otherwise infringing the Intellectual Property Rights of the disclosing Party.

1.8	“Effective Date” means the 1st May 2022, irrespective of the dates of signature hereof.

1.9	“End User(s)” means the end users or prospective end users of the Games in the Territory.

1.10	“Game Platform” means the full service software systems operated by Apricot, Braemar Limited and Palamedes Limited on which the Games are capable of being run.

1.11	“Games” means all versions of the software-based, digitally-controlled games of chance, games of skill and social games, and any free-play versions thereof which are owned by, or provided to, Games Global, including Branded Games, Jackpot Games and Third Party Games as designated by Games Global from time to time or such replacement or other games as designated by Games Global from time to time.

1.12	“Initial Period” has the meaning given to that term in clause 4.

1.13	“Inputs” means data input by End Users and transmitted to the Game Platform operated by Apricot, Braemar Limited and Palamedes Limited to enable End Users to play Games.

1.14	“Intellectual Property Rights” means all intellectual property rights throughout the world including copyright and any related rights, patents and any related rights, design rights and any related rights, trade marks and any related rights, trade names, service marks, commercial names and designations, database rights, domain names, trade secrets, know-how, moral rights, statutory and common law rights, all goodwill and any other intellectual or industrial property rights, whether or not registered or pending and whether or not such rights are capable of registration, together with all related rights and powers including the right to bring, make, oppose, defend, appeal proceedings, claims or actions and obtain relief (and to retain any damages recovered) in respect of any infringement, or any other cause of action arising from ownership of such rights.

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1.15	“Intervening Company” means a person or entity who as of the Effective Date hereof has an existing customer contract with Apricot and to whom Apricot provides Access Services in order to provide the Access Services to Operators for the purpose of making the Games available for play by End Users.

1.16	“IPR Claims” has the meaning given to that term in clause 7.1.

1.17	“Jackpot Games” means Games Global’s software-based, digitally controlled progressive jackpot games as designated by Games Global from time to time, including any changes, amendments, upgrades or new versions of such games.

1.18	“Jackpot Agreement” means the written agreement between Apricot and JJ whereby JJ provides services to Apricot in relation to the collection of contributions and pay-out of jackpot winnings in relation to the Jackpot Games.

1.19	“JJ” means Jumbo Jackpots Limited, a company continued in the Isle of Man with company number 019812V whose registered office is PO Box 227, Peveril Buildings, Peveril Square, Douglas, Isle of Man, IM99 1RZ.

1.20	“Services Fees” means the fees payable by Apricot to Games Global pursuant to clause 3 below and as set out in Schedule 1 hereto, which fees are exclusive of VAT, if applicable.

1.21	“Losses” means all losses, liabilities, damages, costs, claims, charges, demands, actions, proceedings and expenses (including legal and professional fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties).

1.22	“Monthly Net Revenue” means the aggregate of all fees and other revenue billed for a calendar month by Apricot (excluding any output VAT collected by it) for the provision of Access Services or the Results.

1.23	“Operator” means Apricot’s customer known as the “SuperGroup” whose details shall be provided by Apricot to Games Global from time to time who is provided with the Access Services to enable the End Users to play the Games via the Operator’s websites.

1.24	“Operator Agreements” means the written agreements whereby Operators are provided the Access Services by either Apricot or an Intervening Company to access the Games in the Territory in terms of clause 2.3.1.

1.25	“Renewal Period” has the meaning given to that term in clause 4.

1.26	“Representatives” has the meaning given to that term in clause 9.2.1.

1.27	“Results” has the meaning given to that term in clause 2.1.2.

1.28	“Side Letter Agreement” means a letter agreement between Apricot or an Intervening Company and an Operator containing the additional terms and conditions of use relating to a specific Branded Game.

1.29	“Territory” means the countries and territories notified by Games Global to Apricot from time to time as forming part of the Territory.

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1.30	“Third Party Games” means games which may from time to time be licensed to Games Global by independent third party licensors, excluding the Branded Games, as designated by Games Global from time to time, including any changes, amendments, upgrades or new versions of such games.

1.31	References to clauses are to the clauses of this Agreement. The headings in this Agreement are inserted for convenience only and do not affect its interpretation.

1.32	References to a Party shall include that Party’s successors and permitted assigns.

1.33	References to any person or entity include an individual, a company, corporation, firm, partnership, unincorporated or incorporated association, or statutory authority.

1.34	Unless the context otherwise requires, words in the singular include the plural and, in the plural, include the singular. Any words following the terms, “including,” “include,” “in particular,” or any similar expression, shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.35	For the purposes of this Agreement “in writing” includes email.

1.36	A reference to a statute, statutory provision or subordinated legislation is a reference to it as it is in force from time to time. A reference to a statute or statutory provision shall include any subordinate legislation made from time to time under that statute or statutory provision.

2.	Service Provision

2.1	Subject to the terms and conditions of this Agreement, Games Global hereby agrees, on the terms of and subject to this Agreement, to:

2.1.1	Enable the provision by Apricot of Access Services to the Operators to allow the Games to be played by End Users via the internet; and

2.1.2	transmit the results of Game play on the Games by an End User, to the Operators for the purpose of the Operators determining the extent of any Game play pay-out to their End Users (the “Results”).

2.2	Apricot agrees to only provide the Access Services to the Operators for access by End Users in the Territory, and only for access via the internet, on the terms of and subject to this Agreement.

2.3	It is agreed:

2.3.1	All Operator Agreements must impose on the Operators at least the same obligations with respect to the Games as are contained in this Agreement.

2.3.2	Apricot acknowledges and agrees that Games Global is from time to time licensed by Brand Licensors (either directly, or indirectly by third parties who are themselves under licence and approval from the Brand Licensor), and other third party licensors to use the Intellectual Property Rights of such Brand Licensors and third party licensors (“Third Party IP”) in connection with the Third Party Games and the Branded Games, and from time to time a Brand Licensor, or a third party acting under licence and approval from the Brand Licensor, or a third party licensor of any of the Third Party IP may:

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2.3.2.1	terminate the rights granted to Games Global for the use of the Third Party IP, in which case Games Global shall be entitled to remove the relevant Third Party Game or Branded Game from use under this Agreement; and

2.3.2.2	impose additional terms and conditions for the use of specific Branded Games. If such additional terms and conditions are applicable to a specific Branded Game, Games Global shall notify Apricot in writing and Apricot and the Operators shall sign a Side Letter Agreement with which will set out the additional terms and conditions of use for that Branded Game. The use of the Branded Game will be subject to the terms and conditions of the Side Letter Agreement as well as the terms and conditions of the Operator Agreement between Apricot and the Operator, except to the extent they are contradicted by the Side Letter Agreement, in which case the Side Letter Agreement shall apply.

2.3.3	No use may be made of the Games whatsoever other than in the form of the Games as provided by Games Global in terms of this Agreement. Apricot shall, and shall procure that the Intervening Companies and Operators shall, require Games Global’s prior written consent and sign-off (and the consent and sign off of any third party acting under approval from the Brand Licensor), prior to launching any marketing or promotional campaigns which relate to any Branded Games.

2.3.4	Apricot shall not itself provide Access Services in respect of any of the Jackpot Games without having a valid and subsisting Jackpot Agreement. Apricot undertakes that it shall at all times adhere to the provisions of the Jackpot Agreement when providing Access Services in respect of any of the Jackpot Games, and shall ensure that the Intervening Companies and Operators either (i) conclude similar agreements with JJ and adhere to the provisions of such agreements with JJ when using the Jackpot Games or (ii) adhere when using Jackpot Games to provisions substantially similar to those referred to in clause 2.3.4(i) above as may be detailed in the Operator Agreements from time to time.

2.3.5	Apricot acknowledges that the Games and all Intellectual Property Rights associated therewith, including any updates, upgrades and all additions, corrections, modifications and improvements thereto and derivative works thereof, will at all times remain the property of Games Global and/or its Brand Licensors or other external third party licensors. This Agreement does not confer any right, title, or interest in or to the Games other than as set out in this Agreement.

2.3.6	Apricot undertakes to ensure that any rights granted to Intervening Companies and Operators to access the Games shall expire or terminate on the expiration or termination of this Agreement. On termination of this Agreement, Apricot shall promptly give notice of such termination to all Intervening Companies and Operators and shall take all reasonable steps to ensure that all Intervening Companies and Operators cease their access to the Games.

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2.3.7	Games Global reserves the right, at its sole discretion and at any time, to remove any Game from use. Where reasonably practicable, Games Global will notify Apricot in writing prior to the effective date of the removal of the Game. Games Global will not remove a Game without reasonable cause. Notwithstanding the foregoing, Games Global shall ensure that all of the Games (other than exclusive and / or bespoke content which the Parties acknowledge shall be made available by Games Global on the Game Platform to individual customers only) are at all times during the term of this Agreement, compatible with the Game Platform and generally accessible for play by End Users.

2.3.8	Games Global may upon written notice require Apricot to cease taking wagers on the Games from End Users located in any particularly defined territorial area within the Territory (such as without limitation, a country, state, or province) if Games Global reasonably believes that taking such wagers is likely to be illegal, or the licensing of the Games for play by End Users in such areas is likely to be illegal.

2.4	The rights under this Agreement are personal to Apricot and shall not be directly or indirectly transferred, disposed of, encumbered or shared with any party, other than on the express terms of this Agreement.

2.5	Apricot acknowledges and agrees that it shall not at any time claim any rights, title or interest in the Games or any part thereof. Apricot shall not, and shall ensure that the Intervening Companies and the Operators do not, at any time make any claim to any goodwill vested in the Games. Any goodwill derived from the use by the Intervening Companies or Operators of the Games, shall inure to the benefit of Games Global.

2.6	Apricot shall not, without Games Global’s prior written consent, permit any third party to access any part of the Games, other than: (a) the Intervening Companies and the Operators in accordance with the terms and conditions of this Agreement, and (b) Apricot’s service providers (“Service Providers”) for the sole purpose of the Service Providers supporting Apricot to provide services to the Operators in accordance with the terms and conditions of this Agreement.

2.7	Each Party acknowledges and warrants it will, at all times during the term of this Agreement, comply with all Applicable Laws binding upon it and will hold and maintain all licences, consents, permissions, authorisations and approvals required from any Competent Authority needed that apply in the performance of its obligations and exercise of its rights under or in connection with this Agreement.

2.8	Apricot shall obtain Games Global’s prior, written consent (such consent not to be unreasonably withheld) in the event Apricot wishes to sign up a new intervening company or new operator after the Effective Date.

2.9	Apricot acknowledges that this Agreement does not confer on Apricot any right to copy or reproduce the Games, and does not give Apricot the right to sub-licence the use of the Games to any particular Operator. For the avoidance of doubt, the terms of this clause are not intended to supersede or overrule clause 2.1 hereof.

2.10	Apricot must not permit any Intervening Company or Operator to have any access to the server systems that host the Games and the associated software and databases, wherever they may be.

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3.	Services Fees

3.1	In consideration of the grant of the rights herein, Apricot shall pay to Games Global the Services Fees as defined and set out in Schedule 1 hereto and in accordance with the provisions as set out therein.

3.2	The Parties may review the Services Fees every 6 (six) months during the term of this Agreement, but in the absence of any amendment in writing, no change shall be made to the then existing Services Fees.

3.3	Within 25 (twenty five) days of the end of each calendar month, Games Global will invoice Apricot for the Service Fees for that calendar month and the invoices shall be payable within 14 (fourteen) Business Days after receipt by Apricot of the relevant invoice, in cleared funds, to such bank account as Games Global may specify from time to time. Payment shall be made by electronic transfer to Games Global’s bank account with the details as specified in writing by Games Global.

4.	Commencement and Duration

This Agreement shall be deemed to be effective and in force as from the Effective Date, irrespective of the dates of signature hereof, and shall continue until 31 December 2035 (the “Initial Period”). If not terminated at the end of the Initial Period in accordance with the provisions of clause 8 below, this Agreement will automatically renew for successive 5 (five) year periods (“Renewal Periods”) unless and until terminated by either Party in accordance with the terms of clause 8 below.

5.	Warranties, Undertakings and Indemnities

5.1	Apricot hereby warrants and confirms that neither it, nor the Service Providers, nor the Intervening Companies, nor the Operators or any of their employees and associated parties will attempt to or permit any other party to attempt to:

5.1.1	view any of the coding of the Games or any software provided to Apricot by Games Global;

5.1.2	reverse engineer any of the coding of the Games or any software provided to Apricot by Games Global;

5.1.3	disassemble or decompile any of the coding of the Games or any software provided to Apricot by Games Global;

5.1.4	monitor or in any way replicate (in form or function) the Games, or any part of the Games or any software provided to Apricot by Games Global;

5.1.5	make use of any data generated by the Games save in the ordinary course of the Operator’s gaming business; or

5.1.6	alter or modify any part of the Games.

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5.2	Apricot warrants that it will comply with all applicable data protection legislation that may apply to it in any jurisdiction and in relation to the use of personal information concerning Games Global or any customers, employees or other individuals related in any way to Games Global.

5.3	Each Party warrants its authority to enter into this Agreement, and that no obligation will be breached by doing so.

5.4	Apricot hereby warrants and undertakes:

5.4.1	that any advertising of the Games shall be conducted in a responsible manner;

5.4.2	that neither Apricot, nor any Service Provider shall access the Games, or any part thereof, for any purpose other than to the extent expressly permitted by this Agreement;

5.4.3	that neither Apricot, nor any Service Provider shall deface, alter, appropriate, obscure, conceal or otherwise interfere with the Games, or any part thereof, and to access the Games only in the manner agreed or as prescribed in writing by Games Global in its sole discretion from time to time.

5.4.4	not do anything that may reasonably be expected to bring Games Global or Games Global’s goodwill and repute, or that of the Games into disrepute;

5.4.5	to promptly call to the attention of Games Global, the use of the Games or any part thereof, to the extent that Apricot is aware of the same, by any third party or any activity of any third party which is reasonably likely, in the opinion of Apricot, to amount to infringement or passing off of Games Global’s rights in the Games. Games Global shall together have the right to determine whether or not any action shall be taken on account of any such infringement or passing off. If required to do so, Apricot shall co-operate fully with and assist Games Global, at Games Global’s expense, in the enforcement of any rights of Games Global in the Games.

5.5	The Games are software based and Apricot acknowledges that they will not always run error free or without interruption. Games Global takes all reasonable precautions against software errors and bugs, but it does not warrant that the Games will meet any special requirements of condition, quality, performance, merchantability or fitness for purpose of Apricot, or that the Games will generate particular revenues or profits in use by Apricot. The Parties agree that between 6 (six) and 12 (twelve) months after the Effective Date, the Parties shall negotiate in good faith on any appropriate service level commitments to be provided to Apricot by Games Global, which the Parties mutually agree are required or are necessary based on the outcome of reviews of service level commitments offered by Games Global hereunder during the intervening period since the Effective Date.

6.	Limitation of Liability

6.1	In no event, will either Party be liable to the other Party for any special, indirect, incidental or consequential damages, punitive damages, or any damages (whether direct, indirect, or otherwise) resulting from loss of use, loss of profits, or loss of contracts or business opportunity, arising out of this Agreement or arising out of either Party’s performance or non-performance hereunder, whether or not reasonably foreseeable and even if the Party has been advised of the possibility of such damages and regardless of the form of action, whether in contract, tort (including negligence), strict liability, arising under statute or otherwise.

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6.2	Subject to clause 6.3 below and save for any Services Fees due to Games Global, each Party’s maximum liability for all cumulative instances of damages, claims, losses, indemnities, or costs arising directly or indirectly from this Agreement, whether in contract, tort (including negligence) or otherwise shall not exceed the aggregate amount of £[***] ([***] pounds sterling).

6.3	Nothing in this Agreement shall limit the Parties’ liability: (i) arising in respect of any breach of confidentiality under clause 9; (ii) for death or personal injury arising from negligence; (iii) for fraud or fraudulent misrepresentation; or (iv) for any other liability which may not be limited or excluded by law.

6.4	The Parties understand the limitation of liability of clause 6.2 above and agree that it is reasonable.

7.	Intellectual Property Rights

7.1	Subject to clause 6.2, Games Global shall indemnify Apricot from and against all Losses, incurred by Apricot as a result of any third party claim or proceeding against Apricot, any Intervening Company and/or any Operator that Apricot’s any Intervening Company’s and/or any Operator’s use of the Games, within the scope of the rights of use granted under this Agreement, infringes the Intellectual Property Rights of a third party (“IPR Claims”).

7.2	Apricot shall:

7.2.1	allow Games Global sole authority to control the defence and settlement of any IPR Claims;

7.2.2	provide Games Global with all reasonable cooperation in the defence of any IPR Claims; and

7.2.3	not settle or compromise any IPR Claims or make any admission of liability without the express prior written consent of Games Global.

7.3	In the event of an IPR Claim pursuant to clause 7.1, Games Global may, at Games Global’s sole cost and expense, either:

7.3.1	procure for Apricot the right to continue using the Games; or

7.3.2	replace or modify the Games and/or any component thereof (as applicable) to make it (and/or the relevant component thereof, as applicable) non-infringing, provided that the resulting modified or replaced works continue to have the same functionality in all material respects.

8.	Termination

8.1	Each Party shall have the right to terminate this Agreement forthwith by written notice to the other in the event that the other Party commits a material breach of any term, condition or warranty of this Agreement, and where such breach is capable of remedy, such breach is not remedied within 30 (thirty) Business Days of service of a notice by the Party asserting a breach.

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8.2	Without affecting any other right or remedy available to it, either Party may terminate this Agreement for convenience at the end of the Initial Period or at the end of a Renewal Period, provided it has given the other Party not less than 6 (six) months’ written notice of termination.

8.3	Games Global may terminate this Agreement in whole, or in part (in relation to the use of the Games by a particular Intervening Company and / or Operator only), forthwith by written notice to Apricot if Apricot, an Intervening Company or an Operator uses, or attempts to use, the Games in any manner or form that is illegal, or that is reasonably likely to (i) bring the Games or Games Global into disrepute, or (ii) to result in any harm or damage to the goodwill of Games Global, or the Games.

8.4	Either Party shall have the right to terminate this Agreement in respect of Games used in any jurisdiction of the Territory forthwith and without liability by notice if, in the reasonable opinion of the terminating Party, the other Party is in breach of this Agreement or has otherwise acted in a manner which is inconsistent with the Applicable Laws (“Infringement”), provided that the infringing Party may, at the absolute discretion of the terminating Party be afforded 10 (ten) Business Days to remedy the Infringement to the reasonable satisfaction of the terminating Party. This clause shall be without prejudice to Apricot’s rights to choose not to exploit a Game or to cease exploiting a Game for whatever reason.

8.5	Without prejudice to any rights that have accrued under this Agreement or any of its rights or remedies, either Party shall be entitled, by written notice to the other Party, to terminate this Agreement immediately if:

8.5.1	the other Party suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts;

8.5.2	the other Party, or any of its office holders or directors commits any act of bankruptcy or insolvency; has a receiver or manager appointed over all or any of its or their property; is unable to pay its or their debts as they fall due or is unable to pay sums due under bankruptcy or insolvency legislation; proposes to or enters into any scheme, arrangement or composition of its or their creditors; or suffers any distress or execution to be levied on its or their real or personal property;

8.5.3	the other Party suspends or ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business;

8.5.4	the other Party, or any of its office holders or directors are convicted of an offence involving dishonesty or any offence in terms of any applicable gaming legislation or regulations, or of any crime or offence that is reasonably likely to have a material adverse effect on the reputation or goodwill of the notifying Party or its business; or

8.5.5	if in the reasonable opinion of both Parties and as agreed in writing, by reason of a change in legislation or political or public pressures or concern, it is no longer desirable or prudent to pursue this Agreement.

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8.6	On expiry or termination of this Agreement, for any reason, and subject to any express provisions set out elsewhere in this Agreement:

8.6.1	Apricot shall immediately cease exploitation of the Games, unless Games Global has notified Apricot in writing that Apricot may continue to use any part of the Games for a period following the termination of this Agreement only to the extent prescribed by Games Global in writing;

8.6.2	any and all amounts owing to Games Global shall immediately become due and payable;

8.6.3	each Party must promptly and in any event no later than 30 (thirty) Business Days after termination of this Agreement, destroy or delete, or at the request of the other Party, return to the other Party all property and Confidential Information disclosed by the other Party and/or any of its Representatives and relating to this Agreement, in all forms, in all types of media and computer memory and whether or not merged with other materials. In the event that such property and Confidential Information is destroyed or deleted, an officer of the relevant Party shall certify in writing to the other Party that such property and Confidential Information has been destroyed;

8.7	Termination of this Agreement by reason of breach by one of the Parties shall be a remedy that is in addition to any other remedy that the other Party may have in law.

8.8	The expiry or termination of this Agreement, for any reason, shall not affect any provision of this Agreement which by its terms is intended to survive or operate in the event of expiry or termination and shall be without prejudice to any rights of either Party which may have accrued by, at or up to the date of such expiry or termination.

9.	Confidential Information

9.1	Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party undertakes to hold any Confidential Information disclosed by the other Party and/or any of its Representatives in confidence and not to disclose it or permit it to be made available to any person, firm or company without the other Party’s prior written consent, except as authorised and permitted pursuant to the terms of this Agreement.

9.2	Each Party may disclose the other Party’s Confidential Information:

9.2.1	to its employees, officers, directors, subcontractors, representatives or advisers (“Representatives”) who need to know such information for the purposes of carrying out the Party’s obligations under this Agreement. Each Party shall ensure that its Representatives to whom it discloses the other Party’s Confidential Information comply with this clause 9;

9.2.2	where it is necessary for each Party to obtain professional advice under privilege, or to institute legal proceedings; and/or

9.2.3	as required by law or under any order of a competent court, provided, however, that the receiving Party shall, to the extent legally permitted, provide prompt prior written notice thereof to the disclosing Party, in order to enable it to seek a protective order or otherwise prevent or contest such disclosure and reasonably cooperates with the disclosing Party in attempting to limit or prevent such required disclosure.

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9.3	Notwithstanding clause 8.7 hereof each Party undertakes, upon written demand from the other Party, to either return to the other Party the Confidential Information or any part thereof disclosed by the other Party and/or any of its Representatives, and any copies, or to confirm to the other Party in writing that it has been destroyed.

9.4	Each Party hereby undertakes to and agrees with the other Party to take all such steps as shall from time to time be necessary to ensure compliance by the relevant Party’s Representatives (to the extent that such persons are authorised to view Confidential Information pursuant to the terms hereof) with the provisions of this clause 9.

9.5	The provisions of this confidentiality clause shall apply mutatis mutandis to any information which would be secret and confidential information in terms hereof, and which either Party was exposed to prior to the commencement of this Agreement.

9.6	This clause 9 constitutes an ongoing, continuing condition of this Agreement and shall endure beyond the termination of this Agreement, howsoever caused.

10.	Governing Law and Arbitration

10.1	The validity, construction and effect of this Agreement and each and every provision hereof shall be governed by and construed in accordance with the laws of England and Wales.

10.2	Any dispute arising out of or in connection with this Agreement, whether in contract or tort and including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules (the “Rules”) of the London Court of International Arbitration (“LCIA”), which Rules are deemed to be incorporated by reference into this clause. The arbitration proceedings shall be conducted in the Isle of Man, in the English language before three arbitrators. Each Party may nominate one arbitrator for the approval of the LCIA, and the third arbitrator, who shall act as Chairman, shall be appointed by the LCIA. If any arbitral nomination of a Party fails or is not approved by the LCIA, the LCIA shall appoint a replacement arbitrator. All the arbitrators may be of any nationality.

11.	Anti-Bribery

Each Party warrants that they will comply with all applicable laws, statutes and regulations relating to anti-bribery and anti-corruption including but not limited to the Bribery Act 2010 (the “Relevant Requirements”). Each Party shall have and maintain in place throughout the term of this Agreement its own policies and procedures to ensure compliance with the Relevant Requirements and will enforce such policies and procedures. Each Party will promptly report to the other any request or demand for any undue financial or other advantage from any person in connection with the performance of this Agreement. Any breach of this clause will be deemed to be a breach of this Agreement.

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12.	General

12.1	This Agreement (and each amendment, modification and waiver in respect of it) may be signed in any number of exchanged counterparts (including exchange by facsimile and e-mail transmission), each of which when signed shall be deemed an original, but the counterparts together shall constitute one and the same instrument. The execution of this Agreement will not become effective until counterparts hereof have been signed by all Parties hereto and transmitted to, or otherwise exchanged between, each Party hereto.

12.2	This Agreement embodies and sets forth the entire agreement and understanding of the Parties and supersedes all prior oral or written agreements, understandings or arrangements relating to the subject matter of this Agreement. Neither Party shall be entitled to rely on any agreement, understanding or arrangement which is not expressly set forth in this Agreement.

12.3	No variation of this Agreement shall be effective unless it is in writing and signed by the Parties (or their authorised representatives).

12.4	No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

12.5	Without prejudice to any other rights or remedies that the Parties may have, the Parties acknowledge and agree that damages alone would not be an adequate remedy for any breach of the terms of this Agreement by the other Party. Accordingly, the Parties shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement.

12.6	Any notice, request, instruction or other document to be given hereunder shall be delivered or sent by e-mail or first class post to the address of the other Party set out in this Agreement (or such other address as may have been notified) or the e-mail address habitually used by the Parties to communicate with each other, and any such notice or other document shall be deemed to have been served (if delivered) at the time of delivery (if sent by post) upon the expiration of 10 (ten) Business Days after posting and (if sent by email) when the email has been delivered to the email server of the other Party. All programs, specifications or software or the like may be delivered by e-mail or otherwise electronically if so capable of delivery. The making available of material on a secure website accessible to a Party shall constitute good delivery to that Party.

12.7	If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, the Parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Agreement.

12.8	A person who is not a Party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

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12.9	Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the Parties, constitute a Party the agent of the other Party, or authorise a Party to make or enter into any commitments for or on behalf of the other Party.

12.10	Each Party confirms it is acting on its own behalf and not for the benefit of any other person. Each Party warrants that it has the full right, power and authority to enter into this Agreement and its entry into this Agreement will not contravene any law or any agreement to which it is a party or any judgement applying to it.

12.11	Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

12.12	Neither Party may without the consent of the other Party (such consent not to be unreasonably withheld or delayed) assign, transfer, mortgage, charge or deal in any other manner with any or all of its rights or obligations under this Agreement.

12.13	The Parties hereby consent to the use of electronic signatures in connection with the execution of this Agreement, and further agree that electronic signatures shall be legally binding with the same force and legal effect as manually executed signatures and may be used as evidence of execution.

Executed for GAMES GLOBAL OPERATIONS LIMITED on Sep 22, 2022 by the signature of:

/s/ [***]
Director
[***]

Executed for APRICOT INVESTMENTS LIMITED on Sep 22, by the signature of:

/s/ [***]
Director
[***]

/s/ [***]
Director/Secretary
[***]

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Schedule 1
THE SERVICES FEES

1.	In consideration of the rights granted herein, Apricot shall pay to Games Global the following Services Fees for all Games which are supplied to the Operator other than Third Party Games, a sum of [***]% ([***] per cent) of the Monthly Net Revenue generated by such Games; and for Third Party Games which are supplied by Apricot to the Operator in accordance with this Agreement, a sum of [***]% ([***] per cent) of the Monthly Net Revenue generated by such Third Party Games.

2.	For any new Branded Game(s) to be supplied to Apricot after the Effective Date, the Parties shall negotiate in good faith to determine the fees which are payable in respect of the particular Branded Game(s). The Parties shall agree in writing the fees which are payable for such Branded Game(s) before the Branded Game(s) are made available to Apricot and upon such new Branded Game(s) being made available to Apricot clause 1 hereof shall be modified in writing accordingly.

3.	No amount payable to Games Global shall be considered paid until received for value in Games Global’s nominated bank account. All amounts, including any Services Fees, owing to Games Global shall be paid free of any set-off and free of any taxes, duties, charges, imposts and the like and if any taxes must be deducted by Apricot, Apricot shall pay to Games Global the amount of such deduction in addition to the amount owed, which amount shall be grossed up for such additional taxes.

4.	Games Global reserves the right to charge interest at the rate of 10% (ten percent) over the European Central Bank Refinancing Operation Minimum Rate from the due date until the total invoice sum has been paid.

5.	Any VAT charged by Games Global on the Services Fees shall be payable in addition to and at the same time as payment of the Services Fees, subject to the production of a valid VAT invoice.

6.	Games Global shall have the right, at reasonable times, to have its auditors determine the practice and accuracy of the computation of the continuing payments due to Games Global under this Agreement. Such determinations shall be conducted in a manner that will not unreasonably interfere with the normal business operations of Apricot. Apricot undertakes to co-operate fully with the representatives of Games Global in furnishing such determinations. For the avoidance of doubt, in the event Apricot disputes the correctness of an amount invoiced by Games Global, Apricot shall still be obliged to pay such amounts as are not in dispute, on the relevant due date, and the Parties acknowledge that acceptance of such undisputed amount by Games Global does not in any way preclude Games Global from claiming the disputed amount from Apricot.

7.	If at any time Games Global’s auditors determine that there is a shortfall in the payment of amounts due to Games Global by Apricot, the shortfall shall be paid forthwith to Games Global and the cost of such inspection shall be paid by Apricot to Games Global.